UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 19, 2008

Pavilion Energy Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0001082431	65-0963621
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

261 South Robertson Blvd.
Beverly Hills, CA	90211
(Address of Principal Executive Officers)	(Zip Code)

Registrant's telephone number, including area code: (310) 288-4585

Energetics Holdings, Inc.
500 Throckmorton Street, Suite 1905, Fort Worth, Texas  76102
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

1.01  Entry into a Material Definitive Agreement

On July 24, 2008, the Company received notification from NASDAQ acceptance of the name change and reverse stock split from Energetics Holdings, Inc. to Pavilion Energy Holdings, Inc.  This corporate action will take effect at the open of business on July 25, 2008.  The new symbol on this date will be PVRE.

Item 3.03.  Material Modification to Rights of Security Holders

8-K Re Reverse Split and Stock Dividend

On July 7, 2008 the Board of Directors and the holders of a majority of the outstanding shares of common stock of the Company authorized an Amendment to the Certificate of Incorporation of the Company (the “Modifying Amendment”) modifying the Amendment previously authorized on February 27, 2008 and disclosed in Item 3.03 of the Company’s current report on Form 8-K dated June 18, 2008.  The Modifying Amendment established the record date for the 1-for-10 reverse split of the common stock of the Company previously announced to July 25, 2008.

On July 7, 2008 the Board of Directors of the Company modified the special stock dividend previously disclosed under Item 3.03 of the Company’s current report on Form 8-K dated June 18, 2008 to provide that the dividend would consist of one share of common stock for every share held by shareholders of record as of July 25, 2008.  The previously announced the special dividend will be in the form of restricted stock and will only be issued to shareholders of record and beneficial holders as of the record date.  The Board has established July 25, 2008 as the record date and the payable date as of August 4, 2008 for the special stock dividend.  Shareholders must physically deliver their certificates to the transfer agent for the Company in order to receive new certificates bearing the Company’s new name and representing the special stock dividend.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

3.1	Certificate of Delaware Secretary of State

Certificate of Amendment of Certificate of Incorporation of Pavilion Energy Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pavilion Energy Resources, Inc.

/s/ Stephen M. Thompson
Stephen M. Thompson
Chief Executive Officer

Dated:  July 25, 2008